SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934

Filed by the Registrant [x]
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Check the appropriate box:
[ ]  Preliminary Proxy Statement
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                      Excel Industries, Inc.
         -----------------------------------------------
         (Name of Registrant as Specified in Its Charter)

                      Excel Industries, Inc.
         -----------------------------------------------
            (Name of Person(s) Filing Proxy Statement)

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     and 0-11.

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applies: ________________________________________________________

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          applies: ______________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
          _______________________________________________________

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     5)   Total fee paid: _______________________________________

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     the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form of
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          _______________________________________________________



                    NOTICE AND PROXY STATEMENT
                  ANNUAL MEETING OF SHAREHOLDERS

                      EXCEL INDUSTRIES, INC.


Notice of Annual Meeting

To the Shareholders of Excel Industries, Inc.:

     You are hereby notified that the Annual Meeting of Shareholders of Excel Industries, Inc., an Indiana corporation, will be held at the offices of the Corporation, 1120 North Main
Street, Elkhart, Indiana, on Thursday, April 16, 1998 at 10:00 a.m. (Eastern Standard Time) for the following purposes:

     1.   To elect six (6) directors for a term of one year.

     2. To ratify the appointment of Price Waterhouse LLP as independent accountants for the current fiscal year ending January 2, 1999.

     3. To transact such other business as may properly come before the meeting.

     The shareholders of record at the close of business on February 20, 1998, are entitled to notice of and to vote at the meeting in person. PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may, if you so desire, withdraw your proxy and vote in person.



                                   /s/  Joseph A. Robinson
                                   Joseph A. Robinson
                                   Secretary

Elkhart, Indiana
March 10, 1998


                       1998 PROXY STATEMENT


Annual Meeting of Shareholders

     All shareholders of record on February 20, 1998, are entitled to vote at the Annual Meeting to be held at the offices of the Corporation, 1120 North Main Street, Elkhart, Indiana, on the sixteenth day of April, 1998 at 10:00 a.m. (Eastern Standard Time). All shareholders unable to attend such meeting who wish to vote their shares upon the business to be transacted at such meeting are requested to mark, sign and date the accompanying form of proxy and return it in the addressed, postage-paid envelope enclosed for your convenience. The proxy is revocable by you at any time before it is voted, and the signing of such proxy will not affect your right to vote in person if you attend the meeting. All proxies returned, and not so revoked, will be voted in accordance with their terms.

     As stated in the Notice, the matters to be considered at the meeting are the election of six directors, ratification of the appointment of independent accountants, and the transaction of such other business as may properly come before the meeting.

     The solicitation of the accompanying form of proxy is made on behalf of the Board of Directors of the Corporation. The expense of the solicitation of the proxies for this meeting will be borne by the Corporation. The solicitation will be made through the use of the mails and by personal solicitation through regular employees of the Corporation who will not be additionally compensated therefor.

     The mailing address of the principal executive offices of the Corporation is Excel Industries, Inc., 1120 North Main Street, Elkhart, Indiana 46514. This Proxy Statement and the enclosed form of proxy were first sent or given to shareholders on approximately March 10, 1998.

Outstanding Shares

     As of February 13, 1998, the Corporation had outstanding 12,424,765 common shares, without par value. Each shareholder is entitled to one vote upon any proposal submitted to the meeting for each share standing of record in his name on February 20, 1998.

Principal Shareholders

     Set forth below is certain information concerning the only persons known to the Corporation, as of February 13, 1998, to beneficially own 5% or more of the Corporation's outstanding common shares.

      Name and Address of            Amount and Nature of         Percent
       Beneficial Owner              Beneficial Ownership         of Class
      ------------------             ---------------------       ----------

Common Shareholders
     CIGNA Corporation                  1,109,932 shares1            8.93%
     One Liberty Place
     Philadelphia, PA  19101

     Mellon Bank Corporation              708,509 shares2            5.70%
     One Mellon Bank Center
     Pittsburgh, PA  15258

     Dimensional Fund Advisors,           645,859 shares3            5.19%
       Inc.
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA  90401


     1In a Schedule 13G dated February 12, 1998 and delivered to the Corporation, CIGNA Corporation disclosed that its subsidiaries had acquired beneficial ownership of (i) 601,507 common shares owned by Connecticut General Life Insurance Company ("CGLIC") (515,578 shares) and Life Insurance Company of North America (85,929 shares), two subsidiaries of CIGNA Corporation (collectively "CIGNA") and (ii) 508,425 common shares owned by CIGNA Mezzanine Partners II, L.P., for which CIGNA Investment, Inc., a subsidiary of CIGNA, is the investment adviser.

     2In a Schedule 13G dated January 27, 1998 and delivered to the Corporation, Mellon Bank Corporation ("Mellon") disclosed that it and its subsidiaries had acquired beneficial ownership of an aggregate of 708,509 common shares in their fiduciary capacities. Of such shares, Mellon has sole voting power with respect to 627,009 common shares, sole dispositive power with respect to 663,409 common shares and shared dispositive power with respect to 45,100 shares.

     3In a Schedule 13G dated February 6, 1998 and delivered to the Corporation, Dimensional Fund Advisors, Inc. ("DFA") disclosed that an aggregate of 645,859 common shares had been acquired by DFA Investments Dimensions Group Inc., an investment company (the "Fund"), DFA Investment Trust Company, a Delaware business trust, investment vehicles for qualified employee benefit plans all of which DFA serves as investment manager. DFA has sole voting power with respect to 421,859 of such shares, and certain officers of DFA, in their capacities as officers of the Fund and the Trust, vote an additional aggregate of 124,000 shares. DFA has sole dispositive power with respect to all 645,859 shares. DFA disclaims beneficial ownership of all of such shares.


                      ELECTION OF DIRECTORS


     Six persons, all of whom are members of the present Board, are nominees for election at the Annual Meeting as directors to hold office until the next Annual Meeting or until their successors have been elected. If the enclosed proxy is duly executed and received in time for the meeting and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for those six persons. The six persons who receive the largest number of votes cast are elected. Abstentions, broker non-votes and instructions to withhold authority to vote on the enclosed proxy do not affect the total of votes otherwise cast for any person. The six persons elected will comprise the entire membership of the Board of Directors of the Corporation. There will not be cumulative voting for the election of directors. If any nominee shall be unable to serve, an event which the Board of Directors does not anticipate, the proxy shall be voted for the person designated by the Board to replace such nominee.

     With respect to each of such nominees, the following information is furnished:

     James O. Futterknecht, Jr., 51, joined the Company in 1970, was Vice President-Corporate Sales from 1976 until 1984, was Vice President-Automotive Products from 1984 until 1987, was Vice President-Automotive Sales and Engineering from 1987 to 1990 and was Executive Vice President from 1990 to 1992. He was elected as President and Chief Operating Officer and was appointed as a director in 1992. In 1995, he was elected to the additional offices of Chairman of the Board and Chief Executive Officer. Mr. Futterknecht is also a director of Control Devices, Inc.

     Joseph A. Robinson, 59, joined the Company as Secretary, Treasurer and Chief Financial Officer in December 1991, and was appointed as a director in 1992. He was elected Senior Vice President and Chief Financial Officer in 1996. Prior to December 1991, he was employed by The Standard Products Co., a manufacturer of automotive parts, as Vice President from 1990 to 1991 and as Vice President-Finance from 1976 to 1990.

     Dr. John G. Keane, 67, has been a director since 1992. He has been Professor of Strategic Management of the College of Business
Administration of the University of Notre Dame since 1989.  From
1989 to 1997, Dr. Keane was Dean of the College of Business
Administration of the University of Notre Dame.

     Richard A. Place, 63, has been a director since 1994, and previously served as a director from 1989 to 1991. Mr. Place is retired. From 1960 to 1991 Mr. Place was an executive of Ford Motor Company. From 1991 to 1994 he was an executive adviser to Mazda Research & Development of North America, Inc.

     James K. Sommer, 65, has been a director since 1989.  Mr.
Sommer has been a member of the law firm of Sommer & Barnard, PC, Indianapolis, Indiana, since 1969.

     Ralph R. Whitney, Jr., 63, has been a director since 1983 and was Chairman of the Board from 1983 to 1985. Mr. Whitney has been a principal of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York financial intermediary and private investment banking firm, since 1971. Mr. Whitney is also a director of Adage, Inc., Control Devices, Inc., IFR Systems, Inc., Selas Corporation of America and Baldwin Technologies, Inc.

Compensation of Directors

     Directors of the Corporation who are not officers receive
$20,000 per year payable quarterly plus $1,250 per board and $750 per committee meeting attended. In addition, such directors receive $500 per day while working on special assignments. Non-employee directors are also granted options to purchase 1,000 common shares, at the fair market value on the date of grant, upon their initial election or appointment and annually upon reelection.
The options expire at the earlier of one year after termination of the director's Board membership or ten years after the date of grant. Directors who are officers of the Corporation receive no fees for serving as directors.

Board Meetings and Committees

     The Board of Directors met seven times in 1997. The Board has an audit committee and a compensation committee but does not have a nominating committee.

     The purpose and functions of the audit committee are to recommend the engagement or discharge of independent accountants; to review year-end financial statements prior to issuance; to review the services from time to time being performed by the independent accountants, including non-audit services; and to make appropriate reports and recommendations to the Board of Directors. Messrs. Whitney, Sommer and Keane are the members of the audit committee. The audit committee met three times during the year.

     The law firm of Sommer & Barnard, PC, of which Mr. Sommer is a member, serves as legal counsel for the Corporation.

     Messrs. Place and Keane are the members of the compensation committee. The compensation committee formulates executive compensation policy for the Company, and determines, subject to Board review and approval, the compensation of all executive officers. The compensation committee administers the Corporation's 1994 Stock Compensation Plan and 1997 Long-Term Incentive Plan.
The compensation committee met three times in 1997.

Security Ownership of Management

     The following table sets forth, as of February 13, 1998, information regarding the beneficial ownership of common shares of the Corporation by each director of the Corporation, each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group.

          Name of                 Amount and Nature of      Percent
     Beneficial Owner             Beneficial Ownership     of Class
     ----------------             --------------------     ---------
James O. Futterknecht, Jr.                 43,4541             *
Joseph A. Robinson                          9,7082             *
John G. Keane                               6,0003             *
Richard A. Place                            5,0004             *
James K. Sommer                             8,5015             *
Ralph R. Whitney, Jr.                      24,0006             *
Louis R. Csokasy                           16,2187             *
Robert A.  Pickering                           -0-             *
Terrance L. Lindberg                       8,115 8             *
All Executive Officers
 and Directors as a Group
 (12 persons)                             145,0109           1.2%

     *Less than one percent


     1Includes 10,000 shares subject to an option held by Mr.
Futterknecht.


     2Includes 1,208 shares held for Mr. Robinson's account in the Corporation's Employee Stock Purchase Plan and 3,250 shares subject to an option held by Mr. Robinson.

     3Includes 4,000 shares subject to options held by Dr. Keane.

     4Includes 1,000 shares held by a trust with respect to which Mr. Place has the power to vote and to direct the disposition, and 4,000 shares subject to options held by Mr. Place.

     5Includes 4,000 shares subject to options held by Mr. Sommer.

     6Includes 4,000 shares subject to options held by Mr. Whitney.

     7Includes 5,500 shares subject to an option held by Mr.
Csokasy.

     8Includes 5,500 shares subject to an option held by Mr.
Lindberg.

     9Includes shares owned by spouses, whether or not beneficial ownership is disclaimed, and 58,000 shares subject to options held by executive officers and directors.


                COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table shows the compensation for the past three years of the Corporation's Chief Executive Officer and the Corporation's next four most highly compensated executive officers.

                                SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                     Annual Compensation                         Compen-
                           ---------------------------------------                sation
                                                                      Other       Awards
       Name and                                                      Annual     Securities   All Other
       Principal                                                     Compen-    Underlying    Compen-
       Position              Year       Salary($)    Bonus($)       sation($)1   Options       sation
      ----------          --------       --------   ----------     ----------   ----------   ---------
James O.                    1997         502,500     228,244              0            0        4,800
Futterknect, Jr.            1996         385,000     262,763              0            0        4,500
President, Chairman         1995         315,000     149,546          1,965       20,000        4,500
of the Board and CEO

Jospeh A. Robinson          1997         252,500      77,125              0            0        4,800
Senior Vice President,      1996         210,000      95,550              0            0        4,500
Secretary and CFO           1995         185,500      58,553          3,025       13,000        4,500

Louis R. Csokasy            1997         252,500      34,375              0            0        4,800
Vice President              1996         195,000      88,725              0            0        4,500
and President, Auto-        1995         155,000      49,058          2,606       11,000        4,500
motive Systems

Robert A. Pickering3        1997         230,040      44,690              0            0        2,660
Vice President and          1996         161,694     102,406              0       11,000        2,390
President, Atwood
Mobile Products

Terrance L. Lindberg        1997         153,000      98,838              0            0        4,800
Vice President-Pres-        1996         146,000      65,397              0            0        4,500
ident Mass Transit/RV       1995         140,000      44,310          3,981       11,000        4,500
/Heavy Truck Windows
& Door Systems

     (1)Represents reimbursements to the named executive officers for payment of income taxes.

     (2)Represents contributions by the Corporation to the accounts of each of the named executive officers in the Corporation's deferred compensation and savings plan.

     (3)Represents amounts earned subsequent to the acquisition of Anderson Industries, Inc. by the Corporation on April 3, 1996.


Options

     There were no options granted to named executives in 1997.

     The following table shows the number and value of options held by the named executive officers as of December 27, 1997.

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                             AND FISCAL YEAR-END OPTION VALUES

                                                            Number of
                                                           Securities
                                                           Underlying      Value of Unexercised
                                                            Unexercised    in the Money Options
                                 Shares                 Options at Fiscal    at Fiscal Year-
                                Acquired                    Year-End(#)         End(#)1
                                   On        Value        Exercisable/        Exercisable/
         Name                 Exercise(#)  Realized($)     Unexercisable       Unexercisable
      -------------           -----------  -----------   --------------     ------------------
James O. Futterknecht, Jr.        ___         ___         10,000/10,000       53,475/53,475
Joseph A. Robinson                ___         ___          3,250/6,500         17,379/34,758
Louis R. Csokasy                  ___         ___          5,500/5,500         29,411/29,411
Robert A. Pickering               ___         ___          2,750/8,250       14,705/44,117
Terrance L. Lindberg              ___         ___          5,500/5,500         29,411/29,411

     1Based on the closing price of the Corporation's common shares on December 26, 1997.



Long-Term Incentive Plans

     The following table shows the number, value and maturation date of Performance Share Awards made to named executive officers in 1997 under the Corporation's 1997 Long-Term Incentive Plan.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                               Performance
                                Number of       or Other          Estimated Future Payouts
                                   Shares        Period             Under Non-Stock Price-
                                  Units or       Unitl                    Based Plans
                                  Other        Maturation      -------------------------------
             Name               Rights(#)      or Payment      Minimum(#) Target(#) Maximum(#)
        -----------------       -----------  -------------    ---------- ---------- ---------
James O. Futterknecht, Jr.        15,000       12/31/99         2,500     10,000    15,000
Joseph A. Robinson                 7,500       12/31/99         1,250      5,000     7,500
Louis R. Csokasy                   7,500       12/31/99         1,250      5,000     7,500
Robert A. Pickering                7,500       12/31/99         1,250      5,000     7,500
Terrance L. Lindberg               7,500       12/31/99         1,250      5,000     7,500


    Performance Share Awards consist of the right to receive a share of Common Stock based upon the attainment of pre-established target, minimum and maximum performance levels of total shareholder return over a three-year period. The performance level is based on the Company's percentile rank in three-year compound total shareholder return relative to a specified set of peer group companies in the US automotive supply industry determined by the Compensation Committee. To receive the minimum Performance Share Award, the Company's shareholder return has to be at or above the 25th percentile, for the target award the Company's shareholder return has to be at or above the 65th percentile, and for the maximum award for the Company's shareholder return has to be at or above the 75th percentile.

Pension Plans

     Set forth below are tables showing the estimated annual benefits payable upon normal retirement under the Corporation's pension plan (the "Excel Plan") and the Atwood Industries, Inc. Salaried Pension Plan (the "Atwood Salaried Pension Plan") for various compensation and years-of-service classifications, assuming the current maximum FICA wage base of $68,400 remains unchanged.

                                       EXCEL PLAN

                                 Credited Years of Service

           Final Avg.
            Earnings           10          15          20          25           30            35
            -----------       ----        ----       -----       -----        -----         -----
           $ 50,000        $ 5,400      $ 8,100     $10,800     $13,500      $16,200      $18,900
           $100,000        $12,400      $18,600     $24,800     $31,000      $37,200      $43,400
           $150,000        $19,400      $29,100     $38,800     $48,500      $58,200      $67,900
           $160,000(1)     $20,800      $31,200     $41,600     $52,000      $62,400      $72,800


                        ATWOOD SALARIED PENSION PLAN

                        Credited Years of Service(2)
            Final Avg.
             Earnings          10          15         20            25
            ---------        -----       -----      -----         -----
            $ 50,000      $ 5,400     $ 8,100     $10,800       $18,900
            $100,000      $12,400     $18,600     $24,800       $43,400
            $150,000      $19,400     $29,100     $38,800       $67,900
            $160,000(1)   $20,800     $31,200     $41,600       $72,800


(1) Effective January 1, 1997, this is the maximum amount of final average annual earnings upon which benefits may be computed under the Employee Retirement Income Security Act of 1974, as amended by the Omnibus Budget Reconciliation Act of 1993. As of December 31, 1993, James O. Futterknecht had accrued benefits in excess of those permitted to be accrued under current law. On retirement, he will be entitled to receive benefits equal to the greater of (i) the benefits he had accrued as of December 31, 1993, or (ii) benefits calculated using $160,000 as the maximum final annual average earnings and his credited years of service at retirement.

(2)  The maximum credited years of service under the Atwood
     Salaried Pension Plan is 25.


     Excel Plan. Benefits under the Excel Plan are, subject to certain limitations, equal to the number of years of credited service times the sum of .75% of final average earnings and .65% of final average earnings in excess of the "breakpoint." The term "breakpoint" is defined as an annual amount equal to 36% of the maximum FICA wage base in effect for the preceding year. Final average earnings are generally defined as a participant's average annual earnings for the five consecutive calendar years of highest earnings during the 15 years prior to the earlier of retirement or termination of employment. Such earnings include the salaries and bonuses reported in the Summary Compensation Table. The benefits are not subject to any deduction for Social Security or other offset amounts. The credited years of service for the Excel Plan for the individuals listed in the Summary Compensation Table are as follows: Mr. Futterknecht - 27; Mr. Robinson - 5; Mr. Csokasy
- 25;  and Mr. Lindberg - 13.

     Atwood Salaried Pension Plan.   Benefits under the Atwood
Salaried Pension Plan are, subject to certain limitations, equal to the number of years of credited service (maximum 25 years) times the sum of .95% of final average earnings and .45% of final average earnings in excess of the "breakpoint". The "breakpoint" is the IRS Covered Compensation breakpoint which is equal to the average of the social security taxable wage bases for the 35-year period ending at the employee's social security normal retirement age. Final average earnings are generally defined as a participant's average base salaries for the four consecutive calendar years of highest earnings during the ten years prior to the earlier of retirement or termination. The benefits are not subject to any deduction for Social Security or other offset amounts. Mr. Pickering has eight years of credited service under the Atwood Salaried Pension Plan.

Deferred Compensation Plans

     To supplement the benefits under the Pension Plan for its senior executive officers, the Corporation has adopted its 1989 Deferred Compensation Plan (as amended, the "1989 Plan"). Messrs. Futterknecht, Robinson, Csokasy, Lindberg, and Pickering are participants in the 1989 Plan.

     A participant in the 1989 Plan retiring at age 62 or later will receive a benefit of monthly payments for life, commencing at retirement, with a minimum of 120 monthly payments assured. Each monthly payment will be equal to one-twelfth of 75% (85% for all persons who were participants prior to December 1, 1993) of the participant's three-year final average base salary (not including bonuses), offset by (i) the participant's Pension Plan benefits, adjusted for commencement at age 62, payable for life, and (ii) 50% of the participant's primary Social Security benefit payable at age 62 (whether or not commencement at age 62 is actually elected) and
(iii) with respect to individuals who first become participants on or after December 1, 1993, by the amount of any benefits payable from any other employer's qualified defined benefit plan or any other plan supplementing such a plan. A participant is entitled to elect early retirement under the 1989 Plan. Benefits for early retirees are calculated in the same manner as for retirement at age 62, except (i) the percentage of the three-year final average base salary is reduced by one-quarter of one percent for each month retirement occurs prior to age 62, (ii) the offset for pension plan benefits is adjusted downward to the amount payable to the retiree in the event immediate commencement (payable for life) is elected (whether or not actually elected), and (iii) there is no offset for Social Security until the participant reaches age 62. Payments to early retirees commence on the later of the date of retirement or the date the participant attains age 55. If a participant dies before retirement, his or her designated beneficiary is entitled to 120 monthly payments determined as if the participant elected retirement on the day before death, except that payment of benefits commences immediately regardless of the participant's age at death.

     The Corporation has established the Excel Industries, Inc. Executive Compensation Trust (the "Compensation Trust") as a depository arrangement whereby the Corporation sets aside cash and other assets to be accumulated and distributed to participants in the 1989 Plan and the Supplemental Plan as benefits thereunder become payable. The Compensation Trust is not intended to and does not fund the 1989 Plan and the Supplemental Plan. The assets held in the Compensation Trust are at all times subject to the claims of the Corporation's creditors. The Compensation Trust may be revoked by the Corporation's Board of Directors at any time prior to a "Change in Control" (as defined below) of the Corporation. After a Change in Control or a failure of the Corporation, after 30 days written notice, to pay benefits under the 1989 Plan or the Supplemental Plan, the Compensation Trust becomes irrevocable and the Corporation generally may not recover any part of the corpus or income of the Compensation Trust for any purpose other than providing payments to participants in the 1989 Plan and the Supplemental Plan and administering the Compensation Trust.

     A "Change in Control" occurs under the Compensation Trust agreement upon the happening of any of the following: (i) the consummation of a merger or consolidation of the Corporation with any other entity resulting in holders of the Corporation's voting capital stock receiving less than fifty percent of the voting capital stock of the surviving entity; (ii) the sale, lease, exchange or transfer of all or substantially all of the Corporation's assets; (iii) the approval by the Corporation's shareholders of any plan or proposal for the liquidation or dissolution of the Corporation; (iv) the acquisition by any person, other than a Trustee of any employee benefit plan of the Corporation, after the execution of the Compensation Trust agreement of thirty-five percent or more of the outstanding voting power of the Corporation's securities; or (v) a change in a majority of the directors of the Corporation in any period of less than two years, not counting persons elected or nominated by a vote of two-thirds of the directors in office at the beginning of such period or whose election or nomination was previously so approved.

Executive Separation Agreements

     The Corporation has entered into Executive Separation Agreements (the "Separation Agreements") with Messrs. Futterknecht, Robinson, Csokasy and Lindberg and three other executive officers. The Separation Agreements provide for separation pay should a Change in Control (as described above for the Compensation Trust, except that the acquisition test described in item (iv) above is thirty percent with respect to the Separation Agreements) of the Corporation occur. The Separation Agreements were unanimously approved by the non-employee directors.

     Under the Separation Agreements, the executive's employment must be terminated involuntarily (other than for serious misconduct), or voluntarily by the executive officer for good reason, i.e. if the executive officer is demoted, relocated, or has a reduction in compensation, for separation pay to be available. Separation pay equals 2.95 times the executive officer's average annual compensation for the most recent five taxable years ending before a Change in Control, and disability and medical benefits are extended for three years after termination. The executive officer is also entitled to continue to participate in the Corporation's retirement plans for three years after termination, or if such plans prohibit continued participation after termination, to receive benefits equal to the incremental benefit the executive officer would have received had his employment terminated three years after the actual date of termination. The Separation Agreements provide for adjustments to avoid, and reimbursement by the Corporation of, excise taxes imposed on the executive officer under the Internal Revenue Code with respect to the separation pay.

     The Corporation believes that by assuring the executive officer of some financial security, the Separation Agreements protect the shareholders by neutralizing any bias of the executive officers in considering proposals to acquire the Corporation. The Corporation believes these advantages outweigh the disadvantage of the cost of the benefits.

Report of Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors of the Corporation (the "Committee") formulates executive compensation policy for the Corporation and determines, subject to Board review and approval, the compensation of all executive officers named above. The Committee is comprised of non-employee directors.

     Broad Policy Considerations. In the determination of 1997 executive compensation, the following broad compensation policies were followed:

     1. Executive compensation must be competitive. This policy is considered to be critical in order for the Corporation to attract and retain qualified management personnel.

     2. Executive compensation should be based upon corporate performance with emphasis on the efficient use of assets and shareholder return.

     3. The setting of executive compensation needs to be fair and needs to take into account the business reality that there are significant factors affecting corporate performance which are outside of management's control.

     4.   Executive compensation ought to be incentive based.
There should be opportunities for substantial bonuses based upon total corporate performance and, as to an executive whose responsibilities relate to a particular strategic business unit
("SBU"), the performance of that SBU.

     5. An effective executive compensation plan requires a long-term incentive element as well as short-term incentive elements.

     Compensation Programs. The short-term components of the Corporation's executive compensation programs consist of base salary and bonuses under the Corporation's Incentive Compensation Plan (the "Cash Incentive Plan"). The Cash Incentive Plan was established in 1992 in accordance with the second and fourth policy considerations listed above and provides for relatively high potential bonuses taken as a percentage of total compensation. The long-term components of the Corporation's executive compensation programs consist of the 1994 Stock Compensation Plan (the "Stock Incentive Plan") under which equity interests, generally in the form of stock options, may be granted, and the 1997 Long-Term Incentive Plan ("LTIP") under which awards are granted based on total shareholder return over a multiple-year period. These plans are in accordance with the second and fifth compensation policies described above.

     Base Salary. In determining 1997 base salaries for executives, consideration was given to a comparison of each individual's salary to the salaries received by individuals in similar positions in other manufacturing companies of comparable size based upon available salary survey information furnished by an outside compensation consulting firm. Such survey data is pertinent to the above listed policy consideration that executive compensation needs to be competitive in order to attract and retain qualified personnel. Accordingly, the Committee did not limit the companies considered to companies which are deemed to be peer group companies for purposes of the Performance Graph set forth below and did not take into account the performance of the companies included in the survey data, as compared to the performance of the Corporation, or otherwise. The Committee has determined that compensation surveys will only be conducted every other year. The Committee also considered the recommendations of the Chief Executive Officer as to salaries other than his own. Individual responsibilities and performances as well as the performance of the Corporation and the SBUs as compared to financial objectives also were considered.

     Cash Incentive Compensation. Under the Cash Incentive Plan, bonus opportunities as a percentage of gross salary were established based on targeted returns on net assets ("RONA") for the Corporation and each of the SBU's. RONA is a percentage determined by dividing earnings before interest and taxes by the average amount of net assets employed, with net assets being defined as total assets excluding excess cash minus current liabilities. Use of RONA as a basis for determining bonuses reflected a shift from prior years when bonuses were based on the Corporation's return on equity ("ROE"). The change was made to reflect the restructuring of the Corporation into SBU's. One of the goals of the revised plan was to motivate key leadership people in the SBU's to meet specific financial targets for their respective business units. For those assigned to an SBU, the weighting of measures in determining bonus awards was one-half business unit performance, one-quarter corporate performance and one-quarter individual performance. For those not assigned to an SBU, the weights were three-quarters corporate performance and one-quarter individual performance. The change from ROE to RONA as a measurement of performance was deemed advisable because RONA is easier to identify for an SBU since it does not require the problematic task of allocating the Corporation's equity among the SBU's. Also, RONA is more consistent with the concept of economic value added, or EVA, which is used in evaluating business opportunities based on economic income in excess of the cost of capital. The change from ROE to RONA, however, did not represent a departure from the policy of emphasizing shareholder return. Thresholds sufficient to cover both current interest and dividend requirements were kept in place. Further, the earnings required to achieve the targeted RONA, on a consolidated basis, were equated to the earnings required to attain the ROE target from the previous plan. Also, the targeted RONA level was confirmed by two studies of other parts suppliers, one of which was compiled by the outside compensation consulting firm engaged by the Corporation to advise it in connection with the establishment of the LTIP and the revision of the Cash Incentive Plan. Another measurement of the reasonableness of the targeted RONA on a consolidated basis was based on the Corporation's "cost of capital."

     In the event an applicable RONA in excess of the targeted return is achieved, an executive can earn a bonus, up to a maximum of 150 percent of his bonus opportunity. Thus, consistent with the policy of emphasizing incentives/rewards based upon performance, relatively high potential bonuses, taken as a percentage of total compensation, can be awarded to employees covered by the Plan. Also, consistent with the policy that the Corporation's compensation plan should provide long-term as well as short term incentives, the Cash Incentive Plan was revised to provide that a portion of the executive officer awards, 30% as to the Chairman, President and CEO and 20 % as to all others, should be paid in the form of stock of the Corporation. Bonuses paid to the named executives for 1997 were approximately 60% of target at the corporate level and ranged from 28% to 129% at the SBU levels.

     Stock Incentive Compensation. The Corporation's 1994 Compensation Plan represented a departure from the Corporation's historic practice of primarily focusing on cash compensation in the form of salaries and bonuses, a practice which stemmed from the equity participation of management in the acquisition company which was merged into the Corporation in 1983. The Committee recognized that management changes and additions had obsoleted that restrictive focus and felt it should reactivate, as part of the Corporation's executive compensation structure, the long-term incentive stimulus which flows from equity participation or from an opportunity to obtain equity participation. Since stock option values are dependent upon the long-term growth of the Corporation's stock price, the Committee believed that the grant of stock options was an appropriate way in which to add a long-term incentive element to the Corporation's executive compensation programs. Executive officer stock option awards are primarily based on the respective levels of position and responsibility of the individuals to whom the options are awarded. As with the determination of base salaries, the Committee also considers the recommendations of the Chief Executive Officer.

     1997 Long-Term Incentive Plan. The LTIP is a performance based, long-term incentive plan providing for the award of shares of the Corporation's common stock to participating executives for the achievement of a specified total shareholder return ("TSR") goal over a multi-year Performance Period. The compensation policy goal is to link management compensation to shareholder return and to give management a stake in the long-term performance of the Corporation. The LTIP awards for 1997 will vest over a three-year period and are based on a comparison of the Corporation's performance with a peer group of U.S. auto suppliers (the "LTIP Peer Group"). The LTIP Peer Group includes the members of the Peer Group listed under "Performance Graph", below and the following additional companies: Borg Warner Automotive, Inc., Citation Corp., Collings & Aikman Corp., Electric Fuel Corp., Harvard Industries, Inc., Hilite Industries, Inc., JPE Inc., Lear Corp., Safety Components, Shiloh Industries, Inc., Sinter Metals, Inc., Stant Corp., Sudbury, Inc., Tower Automotive and Tower Automotive, Inc. These additional companies were excluded from the Peer Group for purposes of the Performance Graph because they did not have a five-year history on which to base a comparison.

     For purposes of the plan, TSR is defined as the annual rate of return represented by the combination of stock price appreciation and dividend payments, with dividends assumed to be reinvested quarterly. Executives of the Corporation are recommended for participation in the plan by the Chief Executive Officer and approved by the Committee. Prior to the beginning of each Performance Period, the Committee also reviews and approves the aggregate number of shares that could be awarded at minimum, target and maximum performance levels and advises the executives selected for participation in the plan of their selection and of the performance levels which have been established. Any share awards earned for a Performance Period will be paid out in the form of common stock of the Corporation, less applicable withholding requirements, as soon as practicable following the end of the Performance Period.

     For the three-year Performance Period beginning January 1, 1997, the Committee, with Board approval, set three levels of awards for corporate performance in relation to the companies in the LTIP Peer Group. Eligible participants in the LTIP will receive the minimum reward if the Corporation performs at or above the 25th percentile with respect to TSR, the target award if the Corporation reaches the 65th percentile and the maximum award for performing in the top 25% of the companies within the LTIP Peer Group.

     Deferred Compensation. The policy which the Board has applied with regard to deferred compensation is to have a competitive plan designed to encourage key employees to remain with the Corporation.

     Chief Executive Officer Compensation. The compensation of the Chief Executive Officer essentially reflects consideration and application of the same policies and factors described above. In determining Mr. Futterknecht's base salary for 1997, the Committee and the Board took into consideration the above referenced survey data, with an objective to match market, his handling of a major acquisition during the first part of 1996, his performance of operating duties in the management of a company which was significantly larger as a result of such acquisition and his demonstrated ability to supervise and implement continuous planning for improvement in the Corporation's existing and new operations. Mr. Futterknecht's 1997 LTIP award was designed to offer him a long-term performance incentive commensurate with his responsibilities as Chief Executive Officer. The amounts of the minimum, target and maximum awards for Mr. Futterknecht were fixed at levels intended to provide him with an increasing incentive to improve the Corporation's performance as compared to the LTIP Peer Group. As set forth above, the bonus component of Mr. Futterknecht's compensation was primarily based on the RONA achieved by the Corporation, on a consolidated basis, as compared to the targeted RONA. Mr. Futterknecht achieved approximately 61% of his target bonus based on the Corporation's RONA for 1997.

     Other. The Committee believes that, other than tax-favored compensation such as incentive stock options, executive compensation should be structured and limited to the extent necessary to preserve the tax deductibility of the compensation paid by the Corporation (except in extraordinary or unforeseen circumstances). The 1994 Stock Compensation Plan (with respect to any options granted under such plan) and the LTIP have been structured to meet that goal.

              MEMBERS OF THE COMPENSATION COMMITTEE:

                         Richard A. Place
                          John G. Keane


Performance Graph

     The following graph compares the cumulative total shareholder return on the Corporation's common shares, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the cumulative total return on the common stock of a peer group of automotive parts manufacturers. The companies included in the peer groups are listed following the graph information. The performance of the companies in the Peer Group (with the additional companies included in the LTIP Peer Group) will be compared to the Corporation's performance in determining benefits payable under the LTIP, and they are among the companies the Committee considers in establishing base salaries and targets under the Cash Incentive Plan.

                                   COMPARISON OF CUMULATIVE TOTAL RETURN

                 1992       1993         1994      1995       1996         1997
Excel          $100.00    109.13       84.41      87.17      106.82      119.89
S&P500         $100.00    110.03      111.53     153.30      188.40      251.17
Peer Group     $100.00    132.32      126.61     151.91      189.12      232.42


            ASSUMES $100 INVESTED ON DECEMBER 31, 1992
          TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
       NOTE:  TOTAL RETURNS BASED ON MARKET CAPITALIZATION


Peer Group

     The Peer Group includes the following companies: Amcast Industrial Corp., Arvin Industries, Autocam, Breed Technologies, Dana Corporation, Defiance, Inc., Donnelly Corp., Eaton Corp., Federal Screw Works, Gentex Corp., Hickok Inc., Howell Industries, Inc., Intermet Corp., ITT Industries, Johnson Controls, Mark IV Industries, Inc., Mascotech, Inc., National-Standard Co., Newcor, Inc., Simpson Industries, Inc., Special Devices, Standard Products Co., Superior Industries International, Timken Co., Top Source, TRW Inc., Walbro Corp., and Williams Controls, Inc.


              APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Corporation has appointed Price Waterhouse LLP as independent accountants to examine the financial statements of the Corporation and its subsidiaries for the current fiscal year ending January 2, 1999. Although there is no requirement that such appointment be submitted to a vote of the shareholders, the Board of Directors feels that the shareholders should be afforded the opportunity to ratify the appointment. If the shareholders do not ratify the appointment, the Board of Directors, in its discretion and without further vote of the shareholders, will select another firm to serve as independent accountants for the current fiscal year.

     Price Waterhouse LLP has served as independent accountants for the Corporation and its subsidiaries continuously since 1955 and is considered by the Board of Directors to be well qualified. The Board of Directors therefore recommends a vote FOR ratification of the appointment of Price Waterhouse LLP, and if the enclosed proxy is duly executed and received in time for the meeting and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for ratification of such appointment.

     A representative of Price Waterhouse LLP is expected to be present at the shareholder meeting and will have the opportunity to make a statement if he desires to do so. Price Waterhouse LLP has indicated that it presently does not intend to make a statement but that its representative will be available to respond to appropriate questions.

Shareholder Proposals

     November 12, 1998 is the date by which shareholder proposals intended to be presented at the 1998 annual meeting must be received by the Corporation to be considered for inclusion in the proxy materials relating to that meeting.

Other Matters

     The Annual Meeting is called for the purposes set forth in the "Notice of Annual Meeting." The Board of Directors has not been informed of any matters other than those stated in the Notice that are to be presented at the meeting. If any other business is brought before the meeting, the persons named in the attached proxy will vote according to their discretion.

BY ORDER OF THE BOARD OF DIRECTORS.

                                   /s/ Joseph A. Robinson
                                   ______________________________
                                   Joseph A. Robinson
                                   Secretary


IMPORTANT:

     Please immediately mark, sign, date and return your Proxy in the enclosed stamped, addressed envelope. If you attend the meeting and if you so desire, you may withdraw your Proxy and vote in person. THANK YOU FOR ACTING PROMPTLY.



PROXY                                      EXCEL INDUSTRIES, INC.



                  ANNUAL MEETING OF SHAREHOLDERS
                          April 16, 1998
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints James O. Futterknecht, Jr. and Ralph R. Whitney, Jr., and each of them, proxies with full power of substitution to vote for the undersigned all common shares of Excel Industries, Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 16, 1998, at 10:00 a.m. (Eastern Standard Time) and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked below upon the matters listed below, and otherwise in their discretion.

The Board of Directors Recommends a vote "FOR all nominees" in Item 1 and "FOR" Item 2.


Item 1.   Election of Directors

     Nominees:
          James O. Futterknecht, Jr., John G. Keane, Richard A.
          Place, Joseph A. Robinson, James K. Sommer and Ralph R.
          Whitney, Jr.

          ( ) FOR all nominees listed above, except authority is withheld to vote for the following nominee or nominees, if any:


          ( ) WITHHOLD AUTHORITY to vote for all nominees listed above.



Item 2. Ratification of Price Waterhouse LLP as independent auditors for the current fiscal year ending January 2, 1999.

     ( )  FOR            ( )  AGAINST        ( )  ABSTAIN



THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY
THE SHAREHOLDER.  IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED
PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN
ITEM 1 AND "FOR" IN ITEM  2.




Account Number: _______________    _____________________________
                                   Date


Number of Shares: ___________      ______________________________
                                   Signature


                                   ______________________________
                                   Signature



Please date this Proxy and sign exactly as your name or names appear above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.